Exhibit 99.1

Contact:   Jennifer Cook Williams

Senior Director, Investor Relations

Corgentech Inc.

650-624-9600

investors@corgentech.com

Corgentech Reduces Expenses and Focuses Development Efforts

SOUTH SAN FRANCISCO, Calif., April 19, 2005 /PRNewswire-FirstCall via COMTEX/ — Corgentech Inc. (Nasdaq: CGTK) today announced that it is reducing its workforce by approximately 45 percent to focus the company’s resources on its most promising next-generation drug candidates in light of the failure of E2F Decoy in Phase 3 clinical trials. Corgentech expects this reduction, along with other operational cost savings, to cut the company’s cash usage resulting in an expected annual cash savings of approximately $6.7 million.

“These actions, while difficult, serve to focus our efforts on our most promising clinical candidates and programs while helping to conserve our financial resources over a longer period,” stated John P. McLaughlin, president and chief executive officer of Corgentech. “We greatly appreciate our employees’ many contributions to our progress and regret that people must leave Corgentech. Our employees are highly talented, hard working and dedicated and we are providing continuing support and career transition assistance.”

The company expects to incur restructuring charges of approximately $1.3 million in the second quarter of 2005 primarily associated with termination costs. The company expects to have approximately 70 employees as of June 30, 2005. As of December 31, 2004, Corgentech had cash, cash equivalents and investments of approximately $115 million.

Corgentech management will provide additional financial guidance as well as review the company’s research and development programs with its first quarter 2005 financial results announcement and conference call scheduled for Wednesday, April 27, 2005 at 4:30 p.m. EDT.

About Corgentech

Corgentech is a biopharmaceutical company engaged in the discovery, development and commercialization of a new class of therapeutics called transcription factor decoys, or TF Decoys. We are creating a pipeline of novel therapeutics based on our proprietary TF Decoy technology, focused initially on the treatment of inflammatory diseases and cancer. For more information on the company and its technologies, visit www.corgentech.com.

Forward-Looking Statements

This press release contains forward-looking statements, including without limitation all statements related to projected expenses and developing product candidates. Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “slated,” “goal” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the achievement of the expense savings related to the reduction in our workforce, and development of TF Decoys and other risks detailed in relevant filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K/A for the year ended December 31, 2004. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Corgentech undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.